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                                                                   EXHIBIT 24.2



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement NO. 333-_______ of JLM Industries, Inc. and subsidiaries on Form S-1 of our reports relating to the consolidated financial statements of JLM Industries, Inc. and subsidiaries dated February 19, 1997 (except for Note 18 as to which the date is May 22, 1997 and Note 19 as to which the date is July ____, 1997), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
Tampa, Florida



___________, 1997



The above mentioned consolidated financial statements retroactively reflect the combination of JLM Industries, Inc. and subsidiaries with two interrelated predecessor businesses previously under common control and management, which is to be effected prior to the effective date of this Registration Statement. However, the consolidated financial statements do not reflect the contemplated common stock split. The above consent is in the form which will be signed by Deloitte & Touch LLP upon consummation of such combination and stock split, which are described in Note 19 of notes to consolidated financial statements, and assuming that from February 19, 1997 to the date of the combination, no other events shall have occurred that would effect the above mentioned consolidated financial statements and notes thereto, except for events described in Note 18 of notes to the consolidated financial statements as to which the date is May 22, 1997.



DELOITTE & TOUCHE LLP
Tampa, Florida
May 27, 1997